FIRST AMENDMENT TO LEASE AGREEMENT

                          THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made and entered into as of March 29, 2016 (the "First Amendment Effective Date") between FSP ENERGY TOWER I LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord"), and NORTHSTAR HEALTHCARE ACQUISITIONS, LLC, a Delaware limited liability company ("Tenant").

RECITALS

                          WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of May 20, 2015 (the “Original Lease”) for the lease of approximately 16,997 square feet of Net Rentable Area (the “Existing Premises”) located on the third (3rd) floor of the office building located at 11700 Katy Freeway and commonly known as Energy Tower in Houston, Texas (the “Building”); and WHEREAS, Landlord and Tenant desire to amend the Lease to expand the square footage covered by the Lease and to modify certain other provisions of the Lease as set forth herein, but not in any other respect.

                          NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant, intending to be and being legally bound, do hereby agree as follows:

AGREEMENT

                          1.        Defined Terms; Recitals. All capitalized terms used herein and not defined herein shall have the meaning set forth in the Lease. The recitals set forth above are hereby incorporated by reference in this First Amendment. As used herein and in the Original Lease the term “Lease” shall mean and refer to the Original Lease as amended hereby.

                          2.        Expansion of Leased Premises.

                          (a)      Commencing on the Expansion Commencement Date (as defined in Exhibit B), the Leased Premises shall be automatically expanded to include approximately twelve thousand four hundred fourteen (12,414) square feet of Net Rentable Area located on the fourth (4th) of the Building, as shown on Exhibit A attached hereto and made a part hereof (the “Expansion Premises”). Upon the Expansion Commencement Date, the Leased Premises shall contain a total of twenty-nine thousand four hundred eleven (29,411) square feet of Net Rentable Area located on floors three and four of the Building.

                          (b)      The Expansion Premises shall be added to and become part of the Leased Premises for all purposes of the Lease without any further action on behalf of Landlord or Tenant and, except as modified by this First Amendment, shall be subject to all of the terms and conditions of the Original Lease applicable to the Leased Premises, including, without limitation, Tenant's obligation to pay Base Rental, Tenant’s Basic Cost Adjustment, Tenant’s Basic Cost adjustment, parking charges and any other amounts due under the Lease in accordance with the terms of the Lease.

                          (c)      Lease Term for Expansion Premises. The lease term for the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and shall expire as to the Expansion Premises and the Existing Premises on the date that is sixty-three (63) months after the Expansion Commencement Date (the “Expiration Date”). The extension of the Term pursuant to this Paragraph 2 shall be upon the same terms and conditions contained in the Original Lease, except as modified in this First Amendment, including without limitation, Tenant’s obligations to pay Base Rental, Tenant’s Basic Cost Adjustment, Tenant’s Basic Cost adjustment, parking charges and any other amounts due under the Lease in accordance with the terms of the Lease.

                          3.      Base Rental.

                          (a)        Commencing on the Expansion Commencement Date and continuing through and until the Expiration Date, Tenant hereby agrees to pay as the base annual rental (“Base Rental”) for the lease and use of the Expansion Premises, an amount equal to the product of (x) the annual base rental rate identified below (“Base Rental Rate”) for the applicable lease months identified below, multiplied by (y) the number of square feet of Net Rentable Area comprising the Expansion Premises:

Expansion Term Lease Months	Base Rental Rate
1-15	$24.50
16-27	$25.00
28-39	$25.50
40-51	$26.00
52-63	$26.50

                          (b)        Notwithstanding the foregoing, during the first three (3) full months of the Expansion Term (the “Expansion Abatement Period”), the monthly Base Rental for the Expansion Premises and Tenant’s Percentage Share of the Basic Costs attributable to the Expansion Premises shall be abated (the “Expansion Abated Rent”); provided that (i) in the event that an Event of Default occurs during any portion of the Expansion Abatement Period, or (ii) if the Lease is terminated (or Tenant’s right to possession of the Leased Premises is terminated) by Landlord pursuant to Section 6.8 of the Lease, whether during the Expansion Abatement Period or during the Term of the Lease thereafter, then in either event all Expansion Abated Rent shall immediately become due and payable.

                          4.        Existing Premises Lease Term.

                          (a)        Landlord and Tenant have agreed to extend the Term of the Lease for the Existing Premises subject to the terms and conditions contained in this First Amendment. The Lease is hereby amended to provide that the Term of the Lease as to the Existing Premises shall be extended (the “Existing Premises Extension Term”), which term shall commence on the “Expiration Date” set forth in the Lease for the Existing Premises (the “Existing Premises Extension Date”), and shall be coterminous with the Expansion Term, expiring on the Expiration Date set forth in Paragraph 2(c) of this First Amendment. The extension of the Term as to the Existing Premises pursuant to this Paragraph 4 shall be upon the same terms and conditions contained in the Original Lease, except as modified in this First Amendment, including without limitation, Tenant’s obligations to pay Base Rental, Tenant’s Basic Cost Adjustment, Tenant’s Basic Cost adjustment, parking charges and any other amounts due under the Lease in accordance with the terms of the Lease.

                          (b)        Tenant shall continue to pay to Landlord the Base Rental for the Existing Premises as set forth in the Lease; provided, however that Tenant hereby agrees to pay as the Base Rental for the lease and use of the Existing Premises during the Existing Premises Extension Term, an amount equal to the product of (x) $24.50, multiplied by (y) the number of square feet of Net Rentable Area comprising the Existing Premises.

                          5.        Condition of Leased Premises. Tenant has made a complete examination and inspection of the Leased Premises (including the Expansion Premises) and accepts the same in its current, as-is condition, without recourse to Landlord, and Landlord shall have no obligation to complete any improvements to the Leased Premises pursuant to this First Amendment (including the Expansion Premises) except as provided in Exhibit B attached hereto. LANDLORD SHALL MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASEHOLD IMPROVEMENTS IN THE LEASED PREMISES (INCLUDING THE EXPANSION PREMISES). ALL IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.

                          6.        Parking. Section 6.15(a) of the Original Lease is hereby amended and restated as follows:

“(a)        At all times during the Term, Landlord agrees to furnish and Tenant agrees to pay for and lease, permits to park one hundred twenty (120) vehicles in the Garage on an unassigned basis (the "Unassigned Permits"); provided Tenant may request that up to forty (40) of such Unassigned Permits be converted to permits for reserved spaces in the Garage ("Reserved Permits"). No specific spaces in the Garage are to be assigned to Tenant for the Unassigned Permits, but Landlord may designate the area in which the vehicles with Unassigned Permits may be parked, which designations may change from time to time. Additionally, Landlord will designate a specific space in the Garage for each Reserved Permit, if any, to be issued by Landlord to Tenant as provided herein, which designated space may be changed by Landlord from time to time. Landlord will issue to Tenant the aforesaid number of parking stickers and/or cards each of which will authorize parking in the Garage of a vehicle on which the sticker is displayed, or Landlord will provide a reasonable alternative means of identifying and controlling vehicles authorized to be parked in the Garage.”

                          7.        Additional Security Deposit. The Security Deposit is hereby increased, as of the First Amendment Effective Date, to $95,628.95. Landlord and Tenant acknowledge and agree that Landlord is currently holding an amount equal to $53,597.21 and Tenant shall pay to Landlord, in cash or by certified check, an additional sum equal to $42,031.74 within one (1) Business Day after the First Amendment Effective Date.

                          8.        Signage.

                          Tenant, but not any sublesseee or assignee of Tenant, shall be permitted to place signage in the elevator lobbies of the full floors it leases and occupies (only during the period Tenant leases and occupies such full floor), subject to Landlord’s approval, which approval shall not be unreasonably withheld, provided that Tenant shall be solely responsible for all costs and expenses related in any way to such elevator lobby signage including but not limited to costs associated with design, permitting, installing, maintaining, repairing, lighting, powering, insuring, cleaning and removing such signage.

                          From and after the First Amendment Effective Date and only for so long as the Signage Conditions (defined below) are satisfied, during the Term, Tenant shall have the right to place the name “Nobilis Health” on the multi-tenant monument sign located on the Land (the “Monument Sign”) at Tenant’s sole cost and expense. Tenant shall be responsible for Tenant’s share (with all tenants placing their name on the monument sign bearing an equal share) of costs of such signage, including but not limited to costs associated with design, permitting, installing, maintaining, repairing, lighting, powering, insuring, cleaning, and removing such signage on the Monument Sign. The costs incurred by Landlord of initially installing, and the costs of any changes to or removal of such name on the Monument Sign, shall be paid by Tenant within thirty (30) days of Tenant’s receipt of a written request for reimbursement. The design (including, without limitation, font size and graphics) of such Tenant signage, and the materials used in the installation thereof, shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, and all other Legal Requirements. The names placed in the Monument Sign, including Tenant’s, shall be placed in descending order by the amount of square footage leased by such tenants, including Tenant, having the right to place their name on the Monument Sign.

                          If any of the Signage Conditions are no longer satisfied, Landlord shall have the right to remove such signage from the Monument Sign and otherwise grant rights in contravention of this Section 8, and Tenant shall be obligated to reimburse Landlord for the costs incurred by Landlord to remove such name from, and to restore, the Monument Sign, plus a fee to Landlord equal to five percent (5%) of the foregoing costs.

                          Landlord reserves the right from time to time during the Term to (i) grant exterior identification signs to other tenants of the Building, (ii) include the names of other tenants of the Building on the Monument Sign, (iii) alter the Monument Sign, and/or (iv) remove or replace the Monument Sign, provided that, if Landlord removes and replaces the Monument Sign, Landlord shall promptly install a sign of comparable or greater size and quality to the Monument Sign or of a substantially similar size, quality and visibility of monument signs then in place at comparable Buildings on the Land in a location to be reasonably determined by Landlord in replacement thereof and Landlord shall pay all expenses related to replacement of Tenant’s identification signs on the Monument Sign.

                          As used herein, “Signage Conditions” shall mean:

(i)

Tenant is one of the five (5) largest tenants of the Building as determined by the Net Rentable Area of the Leased Premises and the premises of other tenants of the Building, and Tenant has not assigned its interest under the Lease (other than to a Permitted Affiliate);

(ii)	an Event of Default has not occurred and is not then continuing beyond applicable notice and cure periods; and

(iii)	Tenant occupies not less than 70% of the Leased Premises.

                          9.        Brokerage Commissions. Tenant represents to Landlord that it has dealt with no brokers or intermediaries entitled to any compensation in connection with this First Amendment except Poynter Commercial Properties Corp., representing Landlord (“Landlord’s Broker”) and Champions Real Estate Group LLC representing Tenant (“Tenant’s Broker”); with Landlord’s Broker and Tenant’s Broker collectively hereinafter referred to as the “Brokers”. Landlord represents to Tenant that it has dealt with no brokers or intermediaries entitled to any compensation in connection with this First Amendment except the Brokers. Landlord will pay the fees of the Brokers pursuant to separate agreements between Landlord and the Brokers. Tenant agrees to indemnify, defend, and hold harmless Landlord from and against any claims and expenses (including reasonable attorneys’ fees) incurred as a result of any broker, agent or third party claiming by, through or under Tenant except claims of the above specified Brokers under their agreements with Landlord.

                          10.      Full Force and Effect. In the event any of the terms of the Original Lease conflict with the terms of this First Amendment, the terms of this First Amendment shall control. Except as amended hereby, specifically including any rights of first refusal or renewal options, all terms and conditions of the Original Lease shall remain in full force and effect, and Landlord and Tenant hereby ratify and confirm the Original Lease as amended hereby. The Original Lease, as amended herein, constitutes the entire agreement between the parties hereto and no further modification of the Lease shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant.

                          11.      Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

[END OF PAGE; SIGNATURE PAGE FOLLOWS]

                          EXECUTED as of the First Amendment Effective Date set forth above.

LANDLORD:

FSP ENERGY TOWER I LIMITED PARTNERSHIP,
a Texas limited partnership

By:	FSP Property Management LLC,
a Massachusetts limited liability company, its asset manager

By:             /s/ Leo H. Daley, Jr.
       Leo H. Daley, Jr.
       Its: Vice President--Regional Director

TENANT:

NORTHSTAR HEALTHCARE ACQUISITIONS, LLC,
a Delaware limited liability company

By:      _______/s/ Kenneth Klein
Name:   Kenneth Klein
Title:     Chief Financial Officer

EXHIBIT A

EXPANSION PREMISES

EXHIBIT B

TENANT IMPROVEMENTS WORK SCHEDULE

LANDLORD’S WORK

1.

Building Standard. "Building Standard" shall mean such materials and improvements as are currently being used by Landlord in the base Building and the "Building Standard Improvements" shall mean the standard materials and improvements currently used in the Building, or materials of comparable quality as may be substituted therefor by Landlord. Capitalized terms used herein that are not defined herein shall have the same meaning given to such terms in the Lease.

2.

Commencement Date. The "Expansion Commencement Date” shall be the later of (i) March 15, 2016 or (ii) the date of Substantial Completion (as defined below) of Landlord’s Work; provided, however, the date of Substantial Completion of the Landlord’s Work will be accelerated by the number of days completion of the Landlord’s Work was delayed due to Tenant Delay (as defined below).

3.

Substantial Completion. "Substantial Completion" shall mean the day on which Landlord’s Work has been completed so that Tenant may receive the beneficial use of the Leased Premises (i.e., when Tenant may use the Leased Premises for its intended purpose), subject to a punch list of non-material items that can be completed within thirty (30) days, all as determined by Landlord in its reasonable judgment.

4.	Tenant Delay. "Tenant Delay" means all delays caused by Tenant that delay the completion of the Landlord’s Work.

5.

Landlord’s Work. "Landlord’s Work" means (i) repainting the interior of the Leased Premises with Building Standard paint to match paint in the Existing Premises, and (ii) replacing all flooring in the Leased Premises with new Building Standard carpeting to match carpeting in the Existing Premises.

EXHIBIT C

TENANT IMPROVEMENTS WORK SCHEDULE

All alterations and physical additions to the Leased Premises shall be done at Tenant’s sole cost and expense, except as specifically provided in Article III of this Exhibit C, and are herein called the “Tenant Improvements”. The Tenant Improvements must include the Building Standard Improvements. All Tenant Improvements must comply with the Building’s sustainable construction policy, which may be updated from time to time in Landlord’s sole discretion. Capitalized terms used herein that are not defined herein shall have the same meaning given to such terms in the Lease.

Article I

Landlord and Tenant Pre-Construction Obligations

1.

Tenant Space Plan. If Tenant desires to undertake the Tenant Improvements, Tenant will deliver to Landlord a detailed space plan containing the information described in Article IV of this Exhibit C, together with other relevant information and written instructions relating thereto (said space plan and other information and instructions being herein called the “Tenant Space Plan”).

2.

Landlord Review. Landlord will review the Tenant Space Plan to confirm that the Tenant Improvements contemplated thereby (i) conforms with or exceeds the standards of the Project and the requirements listed in Article IV of this Exhibit C, and (ii) will not impair the structural, mechanical, electrical or plumbing integrity of the Project. Landlord shall either approve or disapprove the Tenant Space Plan within fifteen (15) days after the date Landlord receives the Tenant Space Plan. If Landlord does not approve the Tenant Space Plan, Landlord will inform Tenant in writing of its objections and Tenant will revise the same and deliver a corrected version to Landlord for its approval within ten (10) days after the date Tenant receives Landlord’s disapproval notice. The approval and revision process for the revised Tenant Space Plan shall be the same as described in the previous two sentences.

3.

Tenant Working Drawings. After the Tenant Space Plan has been approved by Landlord, Tenant shall cause working drawings (the “Tenant Working Drawings”) of the Tenant Improvements to be prepared and shall deliver the same to Landlord for its approval within fifteen (15) days after the date of Landlord’s approval of the Tenant Space Plans. The Tenant Working Drawings shall consist of complete sets of plans and specifications, including detailed architectural, structural, mechanical, electrical and plumbing plans for the Tenant Improvements. The Tenant Working Drawings shall be substantially consistent with the Tenant Space Plan without any material changes. The Tenant Working Drawings shall be prepared at Tenant’s expense (subject to reimbursement as set forth in Article III below) by architects and engineers selected by Tenant and approved by Landlord. The approval process for the Tenant Working Drawings shall be identical to the approval process for the Tenant Space Plan described in paragraph 2 of this Article I.

Article II

Selection of a Contractor and Construction of Tenant Improvements

1.

Bid Letting. Tenant shall promptly submit the approved Tenant Working Drawings to Landlord’s contractor (the “Building Contractor”) and, if Tenant chooses, to any other reputable contractor(s) selected by Tenant and reasonably approved by Landlord. Within twenty (20) days of the date Tenant submits the bid proposals to the contractor(s), Tenant shall review the bid proposals and construction schedules received by such date.

2.

Selection of Bid. Landlord shall accept the qualified bid chosen by Tenant and Landlord shall endeavor to enter into a contract with the selected contractor (the "Tenant Contractor") within five (5) business days of Tenant’s notice to Landlord thereof. As used herein the term “qualified bid” shall mean any bid from the Building Contractor or one of the contractors selected by Tenant pursuant to Paragraph 1 above, which bid accurately reflects the improvements to be made pursuant to the Working Drawings and which Landlord, taking into account all reasonable factors, reasonably believes will cause the Tenant Improvements to be constructed in accordance with the Building Standard level.

3.

Tenant Contractor - Hold Harmless. Tenant shall indemnify and hold harmless Landlord, its agents, contractors and any mortgagee of Landlord from and against any and all losses, damages, costs (including costs of suit and attorneys’ fees), liabilities or causes of action for injury to, or death of, any person, for damage to any property and for mechanic’s, materialmen’s or other liens or claims arising out of or in connection with the work done by Tenant Contractor (and Tenant Contractor’s subcontractors and sub- subcontractors) under its contract with Tenant.

4.

Tenant Contractor - Mechanic’s and Materialmen’s Liens. Should any mechanic's or other liens be filed against any portion of the Project, including the Leased Premises, by reason of Tenant's or Tenant Contractor's acts or omissions or because of a claim against Tenant or Tenant Contractor, Tenant shall inform Landlord of such lien immediately and cause the same to be canceled or discharged of record by bond or otherwise within twenty (20) days after receipt of notice by Tenant. If Tenant fails to cancel or discharge the lien within said twenty (20) day period, Landlord may, at its sole option, cancel or discharge the same and upon Landlord's demand, Tenant shall promptly reimburse Landlord for all costs (including attorneys' fees plus a management fee equal to ten percent (10%) of all costs) incurred in canceling or discharging such liens.

7.

Construction Management Fee; Payment of Landlord. Tenant shall be responsible for paying to Landlord a construction management fee equal to five percent (5%) of the cost of the Tenant Improvements. Tenant shall pay to Landlord all amounts payable by Tenant pursuant to this Exhibit C within ten (10) days after billing by Landlord.

8.

Default. The failure by Tenant to comply with the provisions of this Exhibit C shall constitute a default by Tenant under the terms of Section 6.8 of the Lease and Landlord shall have the benefit of all remedies provided for in the Lease.

9.

Change Orders. Tenant may authorize changes in the Tenant Improvements; provided that any changes must meet the criteria set forth in Article I of this Exhibit C. Tenant shall also be responsible for any delays or additional costs caused by such change orders.

10.

As-Built Plans and Certificate of Occupancy. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord a copy of the as-built plans and specifications for the Tenant Improvements in both electronic and hard copy format, and (if required pursuant to applicable laws, codes, rules and regulations) a permanent, unconditional certificate of occupancy issued by the City of Houston with respect to the Tenant Improvements, within thirty (30) days of completing the same. Upon receipt, Landlord will transfer such plans to Landlord’s master plans at a cost to be borne by Tenant.

Article III

Monetary Matters

1.

Landlord’s Contribution. Tenant shall be responsible for all costs and expenses incurred in connection with the Tenant Improvements, including those costs and expenses associated with the preparation of architectural and engineering plans. However, Landlord shall pay an amount equal to $24.50 per square foot of Net Rentable Area of the Leased Premises (“Landlord’s Contribution”) for the costs of the Tenant Improvements and Landlord’s Work in accordance with the provisions of this Article III.

2.

Payment of Contractor. Landlord shall pay to the Tenant Contractor Landlord’s Contribution as it becomes due (subject to Landlord’s reasonable requirements including, without limitation, the delivery of reasonable documentation of such costs, lien waivers, and architects certifications). Additionally, Landlord shall, upon presentation by Tenant of proof of payment reasonably acceptable to Landlord (including, but not limited to, paid invoices, copies of canceled checks and lien waivers), pay to Tenant a portion of Landlord's Contribution equal to the amount paid by Tenant to any contractors hired directly by Tenant; provided that such contractors were approved by Landlord in writing. Tenant shall be responsible for the payment of all costs and expenses incurred in connection with the Tenant Improvements which exceed Landlord’s Contribution; provided that Tenant shall not be required to make any payments to the Tenant Contractor until the Landlord’s Contribution has been expended in full. Once the Landlord’s Contribution has been paid in full by Landlord, Tenant shall pay all remaining costs and expenses incurred in connection with the Tenant Improvements promptly upon being presented an invoice for such costs and expenses by Landlord. Notwithstanding anything to the contrary set forth herein, in no event shall Landlord be required to pay any for any costs in connection with the Tenant Improvements which, in the aggregate, exceed Landlord’s Contribution.

3.

Unpaid Amounts. If any portion of Landlord's Contribution remains unpaid after the Tenant Improvements and Landlord’s Work have been completed, such unpaid amount shall be applied by Tenant towards a rental abatement.

Article IV

Minimum Information Required of Tenant Space Plan

Tenant shall provide to Landlord a Tenant Space Plan that contains architectural, mechanical, electrical and plumbing plans prepared and stamped by a licensed architect or engineer, as the case may be, indicating:

1.	Location and type of all partitions.

2.	Location and types of all doors indicating hardware and providing a keying schedule.

3.	Location and type of glass partitions, windows, doors, and framing.

4.	Location of telephone equipment room accompanied by a signed approval of the telephone company.

5.	Critical dimensions necessary for construction.

6.	Location, circuit number and specifications of all electrical devices, outlets, switches, telephone outlets, etc.

7.	Location and type of all lighting and access control systems.

8.	Location and type of equipment that will require special electrical requirements. Provide manufacturers’ specifications for use and operation.

9.	An electrical load analysis for all electrical services.

10.	Location, weight per square foot and description of any exceptionally heavy equipment or filing system exceeding 50 psf live load.

11.	Location, type and specifications of the HVAC distribution systems and controls.

12.

Requirements for special air conditioning or ventilation, including equipment placement, specifications and calculations provided by a professional engineer to confirm existing building conditions will not be adversely affected by the addition of any proposed equipment.

13.	Type and color of floor covering.

14.	Location, type and color of wall covering.

15.	Location, type and color of paint and/or finishes.

16.	Location and type of plumbing, including special sprinklering requirements.

17.	Location and type of kitchen equipment.

Details Showing:

1.	All millwork with verified dimensions and dimensions of all equipment to be built-in.

2.	Corridor entrances.

3.

Bracing or support of special walls, glass partitions, etc., if desired. If not included with the Tenant Space Plan, the Building architect will design, at Tenant’s expense, all support or bracing required.

[End of Page]

EXHIBIT D

RIGHT OF FIRST REFUSAL

                          1.        Subject to and upon the terms, provisions and conditions set forth in this Exhibit, Tenant shall have, and is hereby granted, a continuing right of refusal (the “Right of Refusal”) commencing on the First Amendment Effective Date and expiring on the first anniversary thereof to lease up to 50% of the premises on the fifth (5th) floor of the Building (hereinafter sometimes called the “Refusal Premises”), subject to the terms and conditions set forth herein.

                          2.        Tenant may exercise a Right of Refusal only if, at the time of such exercise and at the time of Landlord’s delivery of the Refusal Premises to Tenant, (a) no Event of Default exists and (b) Tenant is in occupancy of the entire Premises (unless Landlord, in its sole discretion, elects to waive such condition(s)). Occupancy by a sublessee or assignee (other than a Permitted Affiliate that is an assignee of Tenant’s entire interest in the Lease permitted under Section 5.4 of the Lease) shall not constitute occupancy by Tenant. If such condition(s) are not satisfied or waived by Landlord, any purported exercise thereof shall be null and void.

                          3.        If (i) Landlord has previously leased 50% of the Net Rentable Area on the fifth (5th) floor, or (ii) Landlord has received an offer from, or made an offer to, a tenant that Landlord is willing to accept, for the tenant to lease a portion of the Net Rentable Area on the fifth (5th) floor, the result of which would be that less than 50% of the Net Rentable Area on the fifth (5th) floor would remain unleased, then in either such event Landlord shall, prior to entering into a lease with such tenant, deliver written notice to Tenant offering to lease such portion of the Refusal Premises to Tenant, together with a description of the material terms of such offer (a “Lease Proposal”). Notwithstanding anything to the contrary set forth herein:

                          (a) in the event that Landlord delivers a Lease Proposal to Tenant for 50% or more of the Net Rentable Area on the fifth (5th) floor and Tenant waives, or is deemed to have waived, its Right of Refusal with respect thereto then Tenant’s Right of Refusal shall, subject to Section 8 below, terminate and be of no further force and effect; and

                          (b) in the event that Landlord delivers a Lease Proposal to Tenant and Tenant waives, or is deemed to have waived, its Right of Refusal with respect thereto then Tenant’s Right of Refusal shall, subject to Section 8 below, be reduced by the amount of Net Rentable Area contained in such Lease Proposal. By way of example only, if Landlord delivers a Lease Proposal to Tenant which covers 30% of the Net Rentable Area on the fifth (5th) floor, and Tenant waives, or is deemed to have waived, its Right of Refusal with respect thereto, Tenant’s Right of Refusal shall thereafter only apply to the extent that Landlord has previously leased 80% of the Net Rentable Area on the fifth (5th) floor, or (ii) Landlord has received an offer from, or made an offer to, a tenant that Landlord is willing to accept, for the tenant to lease a portion of the Net Rentable Area on the fifth (5th) floor, the result of which would be that less than 20% of the Net Rentable Area on the fifth (5th) floor would remain unoccupied.

                          4.        Tenant shall have a period of five (5) days after receipt of a Lease Proposal to irrevocably and unconditionally exercise its Right of Refusal to lease the applicable Refusal Premises upon the terms of the Lease Proposal by written notice to Landlord.

                          5.        Notwithstanding the foregoing, if Landlord intends to lease all or part of the Refusal Premises together with space in the Building that is not Refusal Premises, then Landlord may deliver a Lease Proposal that includes all of such space, including space in addition to the Refusal Premises (the “Additional Refusal Premises”), in which case Tenant must exercise the Right of Refusal as to all, but not part, of such space, including both the applicable Refusal Premises and the applicable Additional Refusal Premises.

                          6.        If Tenant does not exercise a Right of Refusal within such five (5) day period, the Right of Refusal shall be waived with respect to such space. Any purported conditional or qualified exercise of a Right of Refusal shall be null and void. Upon Tenant’s exercise of a Right of Refusal, Landlord and Tenant shall negotiate an amendment to the Lease evidencing same, but an otherwise valid exercise of a Right of Refusal shall be fully effective, whether or not such amendment is executed.

                          7.        If Tenant elects to exercise a Right of Refusal, the applicable Refusal Premises (and Additional Preferential Premises, if applicable) shall be subject to all of the terms, covenants and conditions of the Lease except that (a) Base Rental payable by Tenant with respect to the Refusal Premises (and Additional Refusal Premises, if applicable) shall be the Base Rental set forth in the Lease Proposal, (b) the Term of the Lease as to the Refusal Premises (and any Additional Refusal Premises) shall be the term set forth in the Lease Proposal, (c) the applicable Refusal Premises shall be provided in its then existing condition (on an “as-is” basis), broom clean and free of any prior tenant’s personal property at the time Landlord delivers such Refusal Premises to Tenant, without any obligation on the part of Landlord to furnish, install, or modify any leasehold improvements or to provide any allowance or credit therefor, except to the extent provided in the Lease Proposal, and (d) Tenant’s obligation to pay Rent for the applicable Refusal Premises (and Additional Refusal Premises, if applicable) shall commence on the date (the “Refusal Rental Commencement Date”) set forth in the Lease Proposal.

                          8.        If Landlord does not receive written notice from Tenant of its exercise of the Right of Refusal within said five (5) day period, Landlord shall have a period of one hundred eighty (180) days thereafter to lease the applicable Refusal Premises on any terms or conditions it desires to one or more tenants. If Landlord does not lease all of such Refusal Premises within said one hundred eighty (180) day period, Tenant shall have a Right of Refusal on any subsequent leasing of such unleased Refusal Premises on the terms set forth above.

                          9.        Upon request of Landlord at any time after the Refusal Rental Commencement Date, Tenant shall execute and deliver to Landlord an amendment to the Lease (in a form provided by Landlord) specifying (a) the Refusal Rental Commencement Date, (b) the Base Rental schedule for the Refusal Premises (and Additional Preferential Premises, if applicable), and (c) the number of square feet of Net Rentable Area of such Refusal Premises (and Additional Refusal Premises, if applicable).

                          10.      The Right of Refusal is subject and subordinate to (i) any and all expansion options, refusal rights, preferential rights and renewal options of existing tenants of the Building (and their assignees) and future tenant(s) of the Refusal Premises for which Tenant did not exercise Right of Refusal, and (ii) the renewal of the lease of any existing or future tenant whether made pursuant to its lease or otherwise.

                          11.      Notwithstanding anything to the contrary contained in the Lease, Tenant shall not have the right to assign the Right of Refusal to any subtenant or assignee, and no subtenant or assignee may exercise the Right of Refusal, provided any Permitted Affiliate that is an assignee of Tenant’s entire interest in the Lease permitted under Section 5.4 of the Lease shall have the same rights as Tenant to exercise the Right of Refusal under this Exhibit. In addition, the Right of Refusal shall automatically terminate if Tenant assigns the Lease or subleases any portion of the Leased Premises to other than a Permitted Affiliate.